AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into between Vertex Pharmaceuticals Incorporated (the “Company”) and Jeffrey M. Leiden, MD., Ph.D. (the “Executive”), effective as of the 30th day of November, 2016 (the “Effective Date”).
WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of December 14, 2011 and amended as of December 10, 2014 (as amended, the “Prior Agreement”);
WHEREAS, the Company and the Executive desire that the Executive continue to serve the Company as its President and Chief Executive Officer; and
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the amended and restated terms of the Executive’s continued employment with the Company, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue his employment with the Company.
2.    Term. Subject to earlier termination as hereinafter provided, the Executive’s employment under this Agreement shall be for a term (the “Term of this Agreement”) commencing on the Effective Date and expiring on March 31, 2020 (the “Expiration Date”). The Term of this Agreement may be extended or renewed only by written agreement signed by the Executive and an expressly authorized representative of the Board of Directors of the Company (the “Board”).
3.    Capacity and Performance.
(a)    During the Term of this Agreement, the Executive shall be appointed as and serve as the Company’s Chairman, President and Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Immediate Affiliates (as defined in Section 9 hereof) if so elected or appointed from time to time. At the request of the Board, upon termination of his employment with the Company for any reason, the Executive shall resign as a member of the Board and as Chairman and his offices as President and Chief Executive Officer of the Company and shall resign from any other positions, offices and directorships he may have with the Company or any of its Immediate Affiliates.

(b)    During the Term of this Agreement, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his positions and offices and such other duties and responsibilities on behalf of the Company and its Affiliates, reasonably related to one or more of his positions and offices, as may be assigned to him from time to time by the Board or a designated committee thereof.
(c)    During the Term of this Agreement, the Executive shall devote his full business time, except as otherwise provided in this Section 3(c), and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive may engage in the passive management of his personal and family investments and in charitable and community activities; provided that such activities, and any memberships on board of directors or other governing boards other than those of the Company and its Immediate Affiliates authorized by the Board, do not, individually or in the aggregate, give rise to a conflict of interest or otherwise materially interfere with his performance of his duties and responsibilities to the Company and its Affiliates under this Agreement or the time required for their performance or breach his obligations set forth in the agreement between the Company and the Executive entitled “Employee Non-Disclosure, Non-Competition and Inventions Agreement” dated as of December 14, 2011 (the “Employee Agreement”). The Executive shall not accept membership on any board of directors or other governing board of any Person or engage in any other business activity without the prior express written approval of the Board.
(d)    The Company agrees to propose to the shareholders of the Company at each appropriate annual meeting of such shareholders during the Term of this Agreement (for the avoidance of doubt, not including the Company’s annual shareholder meeting in 2020) the reelection of the Executive as a member of the Board.
4.    Compensation and Benefits. As compensation for all services performed by the Executive under and during the Term of this Agreement and subject to performance of the Executive’s duties and responsibilities and of his obligations to the Company and its Affiliates, pursuant to this Agreement, the Employee Agreement or otherwise:
(a)    Base Salary. During the Term of this Agreement, the Company shall pay the Executive a base salary at the rate of One Million Three Hundred Thousand Dollars ($1,300,000) per year, payable in accordance with the normal payroll practices of the Company for its executives and subject to increase from time to time in the sole discretion of the Board or a designated committee thereof. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”
(b)    Performance Bonus Compensation. For each fiscal year completed during the Term of this Agreement, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive performance bonus plan then applicable to the Company’s executives generally, as in effect from time to time, based on target objectives determined by the Board or a designated committee thereof after consultation with the Executive. The Executive’s target bonus opportunity (the “Target Bonus”) under the executive performance bonus plan shall be One Hundred and Twenty Percent (120%) of the Base Salary, with the actual amount of each

Annual Bonus being determined in the reasonable discretion of the Board or its designated committee based on the performance of the Executive and the Company against the target objectives. Except as otherwise provided in accordance with the applicable provision of Section 5 hereof in the event of termination of the Executive’s employment hereunder, the Executive, in order to be eligible to earn an Annual Bonus for any fiscal year occurring during the Term of this Agreement, must be employed on the date payment of annual bonuses for that fiscal year is made to Company executives generally, which shall occur not later than two and one-half months following the close of the fiscal year for which the Annual Bonus was earned.
(c)    Equity Participation; Terms Applicable to Existing Equity Grants. The Executive has received and shall continue to be eligible for grants of equity compensation (by which is meant stock options, restricted stock and restricted stock units, if any, granted by the Company under an Equity Plan) only to the extent expressly awarded to him individually in the discretion of the Board or a designated committee thereof. Effective with respect to any equity grant made after January 1, 2014, including, for the avoidance of doubt, any grants made after the Effective Date, all of the Executive’s years of service as a non-employee member of the Board shall be counted for purposes of calculating the Executive’s eligibility for the “Retirement Provision” or the “Career Employment Provision” of such grant, in each case, to the extent applicable (the “Retirement Provision”). Additional terms governing certain of the Executive’s restricted stock unit grants that are outstanding as of the Effective Date are set forth in Exhibit B hereto. References to the “Leiden Agreement” or any similar term in any equity award agreement in effect on the date hereof shall be deemed to refer to this Agreement.
(d)    Vacations. During the Term of this Agreement, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and its Immediate Affiliates. Vacation shall otherwise be governed by the policies of the Company as applicable to its executives generally, as in effect from time to time.
(e)    Other Benefits. During the Term of this Agreement, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for executives of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit provided to the Executive under this Agreement (e.g., a severance pay plan) or otherwise provided the Executive by the Company or any of its Immediate Affiliates; provided, however, that, if a benefit provided the Executive other than under this Agreement disqualifies the Executive from participating in an Employee Benefit Plan for which he would otherwise be eligible, the Company will provide the Executive notice of such disqualification. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.
(f)    Business Expenses.
(i)    The Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board as applicable to executives of the Company generally and to such reasonable substantiation and documentation as may be specified by the Company from time to time.
(ii)    Any reimbursement of expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Code and the regulations promulgated thereunder, each as amended (“Section 409A”), shall be subject to the following additional rules: (A) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (B) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
(g)    Reimbursement of Legal Fees. The Company shall reimburse the Executive’s legal fees and expenses incurred in the negotiation of the terms and conditions of this Agreement, to a maximum total reimbursement not to exceed twenty thousand dollars ($20,000), subject to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company.
5.    Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment may be terminated and this Agreement terminated prior to the Expiration Date under the following circumstances:
(a)    Death. In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate on that date. In such event, following the Date of Termination (as defined in Section 9 hereof), the Company (i) shall pay to the Executive’s estate any Final Compensation (also as defined in Section 9) that is due, such payment to be made on the next regular payroll date of the Company; (ii) shall pay to the Executive’s estate any Annual Bonus earned for the fiscal year immediately preceding that in which the Executive’s death occurs, if unpaid on the Date of Termination, which Annual Bonus shall be paid to his estate on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally; and (iii) shall pay to the Executive’s estate a Final Pro-Rated Bonus (determined in accordance with the definition set forth in Section 9 hereof), payable on the date annual bonuses for that fiscal year are paid to Company executives generally, but in any event prior to March 15 of the year following the performance year to which the Final Pro-Rated Bonus relates. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies, provided, however, that (w) any shares subject to the non-qualified option to purchase 458,108 shares of the common stock of the Company granted to the Executive on December 14, 2011 (the “Option”) shall remain exercisable until the earlier of the end of the one year period following the Date of Termination and the date on which the Option would otherwise expire, (x) any Additional Options (as defined in Section 9 hereof) that remain unvested on the Date of Termination shall be deemed to have been held by the Executive for an additional 12 months from the Date of Termination for purposes of vesting and exercise rights and any shares subject to any grant of Additional Options shall remain exercisable until the earlier of the end of the one year period following the Date of Termination and the date on which the option to which those shares are subject would otherwise expire, (y) any restricted stock or restricted stock unit award that vests proportionately over time and that is unvested on the Date of Termination shall be deemed to have been held by the Executive for an additional 12 months from the Date of Termination and the Executive shall vest in that portion of the award on the Date of Termination and (z) any restricted stock or restricted stock unit award that cliff-vests (meaning, all shares vest on a specified date) and that is unvested on the Date of Termination shall be deemed to vest proportionately over time on a daily basis from the date of grant through the Date of Termination and the Executive shall vest in that portion of the award on the Date of Termination; it being understood that if the terms of an applicable grant agreement provide for more favorable vesting on a termination of employment due to the Executive’s death, such terms shall control. The Company shall have no obligation or liability to the Executive or his estate under this Agreement, other than as set forth expressly in this Section 5(a).
(b)    Disability.
(i)    The Company may terminate the Executive’s employment hereunder during the Term of this Agreement upon notice to the Executive in the event that the Executive becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform all or substantially all of his duties and responsibilities hereunder for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall (i) pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; (ii) shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination of the Executive’s employment occurs, if unpaid on the Date of Termination, which Annual Bonus shall be paid on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally, and (iii) shall pay to the Executive a Final Pro-Rated Bonus, payable on the date annual bonuses for that fiscal year are paid to Company executives generally, but in any event prior to March 15 of the year following the performance year to which the Final Pro-Rated Bonus relates. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies, provided, however, that (w) any shares subject to the Option shall remain exercisable until the earlier of the end of the one year period following the Date of Termination and the date on which the Option would otherwise expire, (x) any Additional Options that remain unvested on the Date of Termination shall be deemed to have been held by the Executive for an additional 12 months from the Date of Termination for purposes of vesting and exercise rights and any shares subject to any grant of Additional Options shall remain exercisable until the earlier of the end of the one year period following the Date of Termination and the date on which the option to which those shares are subject would otherwise expire, (y) any restricted stock or restricted stock unit award that vests proportionately over time and that is unvested on the Date of Termination shall be deemed to have been held by the Executive for an additional 12 months from the Date of Termination and the Executive shall vest in that portion of the award on the Date of Termination and (z) any restricted stock or restricted stock unit award that cliff-vests (meaning, all shares vest on a specified date) and that is unvested on the Date of Termination shall be deemed to vest proportionately over time on a daily basis from the date of grant through the Date of Termination and the Executive shall vest in that portion of the award on the Date of Termination; it being understood that if the terms of an applicable grant agreement provide for more favorable vesting on a termination of employment by the Company in the event of the Executive’s disability, such terms shall control. The Company shall have no obligation or liability to the Executive under this Agreement other than as expressly set forth in this Section 5(b)(i).
(ii)    The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability (and such designation shall not be deemed to be grounds for the Executive to exercise his right to resign for Good Reason under Section 5(e)). Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) hereof and shall continue participation in the Employee Benefit Plans of the Company in accordance with Section 4(e) to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under any disability income plan in which the Executive is participating through his employment with the Company or until the termination of his employment, whichever shall occur first. While receiving disability income benefits under any such disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but (x) all Company equity grants held by the Executive shall continue to vest in accordance with their terms and (y) the Executive shall be entitled to continue to participate in the Company’s Employee Benefit Plans, in accordance with Section 4(e) to the extent permitted by the then-current terms of the Employee Benefit Plans, until the termination of his employment.
(iii)    If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform all or substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.
(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time during the Term of this Agreement upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:
(i)    the Executive’s refusal or willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates, which remains uncured or continues after thirty (30) days’ notice from the Company specifying in reasonable detail the nature of the refusal, willful failure or gross negligence;
(ii)    a material breach of the Employee Agreement or a material breach of a fiduciary duty owed to the Company;
(iii)    fraud, embezzlement or other dishonesty by the Executive with respect to the Company or any of its Affiliates (exclusive of trivial matters and good faith errors) or a breach of a published Company policy that places the Company at substantial risk of material liability; or
(iv)    the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any misdemeanor involving moral turpitude.
In the event of termination under this Section 5(c), following the Date of Termination, the Company shall pay the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company. The Option, any Additional Options, and any other equity awards held by the Executive on the Date of Termination shall be forfeited effective on the Date of Termination. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(c).
(d)    By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause upon notice to the Executive at any time during the Term of this Agreement prior to the Expiration Date. In the event of such termination, the Company (i) shall pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; and (ii) the Company shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination occurs, if unpaid on the Date of Termination, which Annual Bonus shall be payable on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally. In addition, the Company shall provide the Executive the following:
(i)    Severance Benefits.
(A)    Severance Pay. The Company shall provide the Executive severance pay equal to one-twelfth of the sum of the Base Salary and the Target Bonus for the fiscal year in which the Date of Termination occurs multiplied by twelve (12) (the “Severance Pay”), paid in equal installments over the period of twelve (12) months following the Date of Termination (the “Severance Pay Period”). Subject to Section 5(h)(i) hereof, Severance Pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives (but, excluding only the first payment, no less frequently than monthly), with the first payment, which shall be retroactive to the day immediately following the Date of Termination, being due and payable on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination.
(B)    Premium Contributions. Provided that the Executive and his eligible dependents, if any, are participating in the Company’s group health, dental and vision plans (to the extent offered by the Company) on the Date of Termination and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will contribute to the premium cost of that participation the same amount it contributes to the premium cost of participation by its actively employed executives and their eligible dependents in those plans, until the earlier to occur of the last day of the eighteenth month after the Date of Termination and the date the Executive is eligible to enroll in the health, dental and/or vision plans of another employer; provided, however, that such participation is dependent on the Executive and his dependents continuing to be eligible to continue participation in the Company’s offered plans through COBRA and the Executive paying, by payroll deduction, any employee contribution toward the premium cost of such participation that is applicable to the Company’s actively employed executives generally. Notwithstanding the foregoing, if this payment arrangement would cause any of the Company’s group health, dental or vision plans to fail the non-discrimination testing required by Section 105(h) of the Code or otherwise result in any fine or penalty to the Company under applicable law, the Company may, in its sole discretion, require that the contributions made by the Executive be made on an after-tax basis and the contributions made by the Company be made on a taxable basis. The Executive agrees to notify the Company promptly if he is eligible to enroll in the plans of another employer or if he or any of his dependents ceases to be eligible to continue participation in Company plans through COBRA.
(C)    Final Pro-Rated Bonus. The Company shall pay to the Executive a Final Pro-Rated Bonus on the later of the date annual bonuses for that fiscal year are paid to Company executives generally (but in any event prior to March 15 of the year following the performance year to which the Final Pro-Rated Bonus relates) and the date of the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination.
(D)    Accelerated Vesting and Retirement Eligibility. On the next business day following the date the Release of Claims (as that term is defined in Section 5(d)(ii) below) becomes effective and irrevocable (the “Accelerated Vesting Date”), subject to any applicable terms of Exhibit B hereto and the remainder of this subsection (D), the Executive (for the avoidance of doubt, without regard to any mandatory transitional period of employment or notice requirement) shall be entitled to the accelerated vesting and extended exercisability, to the extent applicable, provided under the Retirement Provision, if any, of any equity award held by the Executive and outstanding on the Date of Termination as if the Executive had been a “Qualified Participant” thereunder. Any equity award held by the Executive and outstanding on the Date of Termination to which the first sentence of this Section does not apply because such award does not contain a Retirement Provision shall be governed by (x) Sections 5(d)(i)(D), (E) and/or (F) of the Prior Agreement, as applicable, or (y) the terms of the award agreement evidencing such equity awards, as applicable. Notwithstanding the foregoing, the accelerated vesting of any equity award granted to the Executive by the Company upon a termination of employment by the Company without Cause (or the Executive for Good Reason) shall be governed by the applicable Equity Plan and any applicable grant agreements, except to the extent that the terms of this Section are more favorable to the Executive. The Executive’s right to exercise the Option and any Additional Options in accordance with their terms shall survive the termination of this Agreement.
(ii)    Conditions to Eligibility for Severance Benefits. The provisions of clauses (A) through (D) of Section 5(d)(i) hereof are referred to in the aggregate hereafter as the “Severance Benefits.” The obligation of the Company to provide the Executive the Severance Benefits, or any of them, is conditioned on the Executive signing and returning a timely and effective release of claims in the form attached to this Agreement and marked Exhibit A (the “Release of Claims”), such that the Release of Claims becomes effective and irrevocable prior to the expiration of sixty (60) calendar days from the Date of Termination, and on the Executive continuing to meet his obligations under the Employee Agreement in accordance with its terms from and following the Date of Termination. The Release of Claims that is required in order for the Executive to qualify for the Severance Benefits in accordance with Section 5(d) and Section 5(e) of this Agreement, for the Enhanced Separation Pay and certain of the Severance Benefits in accordance with Section 5(g) hereof creates legally binding obligations on the part of the Executive. Therefore, the Company advises the Executive to consult an attorney before signing the Release of Claims in any of the foregoing circumstances.
(e)    By the Executive for Good Reason.
(i)    The Executive may terminate his employment hereunder for Good Reason during the Term of this Agreement (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company thirty (30) days to remedy the condition and so specifying in the notice and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.
(ii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without the Executive’s consent: (A) failure of the Company to appoint or elect the Executive as President, Chief Executive Officer and Chairman in accordance with Section 3(a) hereof or to continue the Executive in those positions and offices at any time during the Term of this Agreement following such appointment or election; (B) a material adverse change in the Executive’s duties, authority and/or responsibilities that, taken as a whole, effectively constitutes a demotion; (C) other material breach of this Agreement by the Company, including a material reduction in the Base Salary or Target Bonus; or (D) the relocation of the office to which the Executive is assigned to a place thirty-five (35) or more miles away from Cambridge, Massachusetts or Fan Pier, Boston, Massachusetts and such relocation is not at the Executive’s request or with the Executive’s prior agreement and is other than in connection with a change in location of the Company’s principal executive offices; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another Person and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute Good Reason. Notwithstanding clause (B) of the definition of Good Reason and the proviso to that definition, however, in the event there occurs a Change of Control (as defined in Section 5(g)(iii) hereof) and a resulting change in the Executive’s reporting relationship, without the Executive’s consent, such that the Executive is reporting to an executive officer of a parent entity, rather than to the Board (or the board of directors of a successor corporation) or to the board of directors of a parent of either the Company or a successor corporation, any material erosion of the Executive’s independent authority shall in itself constitute Good Reason for termination; provided that the Executive complies with Section 5(e)(i) hereof and such termination for Good Reason occurs within two years of such Change of Control and, further, with the understanding and agreement that the fact that there has been a change in the Executive’s reporting relationship shall not itself constitute an erosion of the Executive’s independent authority.
(iii)    In the event of termination of the Executive’s employment for Good Reason during the Term of this Agreement in accordance with this Section 5(e), the Company shall (i) pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; and (ii) shall pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination occurs, if unpaid on the Date of Termination, which Annual Bonus shall be payable on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally. In addition, the Executive shall be entitled to receive the Severance Benefits on the same terms as would have applied had his employment been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement set forth in Section 5(d)(ii) hereof, which include his signing and return of a timely and effective Release of Claims and his continuing to meet his obligations under the Employee Agreement in accordance with its terms.
(f)    By the Executive other than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason at any time during the Term of this Agreement upon sixty (60) days’ notice to the Company. In the event of termination of the

Executive’s employment pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay the Executive the Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of such initial period). In the event of termination hereunder, following the Date of Termination, the Company shall pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies; provided, however, that the Option and any Additional Options that are vested on the Date of Termination shall remain exercisable until the earlier of (i) the end of the 18-month period following the Date of Termination and (ii) the date on which the option to which those shares are subject would otherwise expire. The Executive’s right to exercise the Option and any Additional Options in the preceding sentence shall survive the termination of this Agreement. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(f).
(g)    Upon a Change of Control.
(i)    If a Change of Control occurs during the Term of this Agreement and, at the time of such occurrence, or within the earlier of two (2) years thereafter and the Expiration Date, the Company terminates the Executive’s employment other than for Cause in accordance with Section 5(d) hereof or the Executive terminates his employment for Good Reason in accordance with Section 5(e), following the Date of Termination, the Company shall (i) pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; and (ii) pay the Executive any Annual Bonus earned for the fiscal year immediately preceding that in which termination occurs, if unpaid on the Date of Termination, which Annual Bonus shall be payable on the date annual bonuses for that immediately preceding fiscal year are paid to Company executives generally. In addition, provided that the Executive meets all conditions to eligibility for the Severance Benefits as set forth in Section 5(d)(ii) hereof, the Executive shall be entitled to receive the Severance Benefits on the same terms as would have applied had his employment been terminated by the Company other than for Cause or by the Executive for Good Reason prior to the occurrence of a Change of Control under Section 5(d)(i) hereof, except that (I) in lieu of providing the Executive Severance Pay during the Severance Pay Period in accordance with clause (A) of Section 5(d)(i), the Company, subject to Section 5(h)(i) hereof, shall pay the Executive, on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination, a single lump sum payment equal to 2.99 times the sum of the Base Salary (at the annual rate) and the Target Bonus (the “Enhanced Separation Pay”); (II) in lieu of the premium contributions that the Company would otherwise have provided under clause (B) of Section 5(d)(i) for participation by the Executive and his eligible dependents in the Company’s or its successor’s group health, dental and vision plans (to the extent offered by the Company) under COBRA, the Company shall pay the full premium cost and any required administrative fee for the duration specified in Section 5(d)(i)(B) (provided that if this payment arrangement would cause any of the Company’s or its successor’s group health, dental or vision plans to fail the non-discrimination testing required by Section 105(h) of the Code or otherwise result in any fine or penalty to the Company under applicable law, the Company or its successor may, in its sole discretion, require that the contributions made by the Company or its successor be made on a taxable basis); (III) in lieu of the accelerated vesting and other treatment provided under clause (D) of Section 5(d)(i), to the extent such awards remain unvested and outstanding on the Date of Termination, any restricted stock or restricted stock unit award granted to the Executive shall vest in full on the Accelerated Vesting Date; and (IV) in lieu of the accelerated vesting and other treatment provided under clause (D) of Section 5(d)(i), any portion of the Option and any Additional Options that are unvested on the Date of Termination and have not yet expired in accordance with their terms shall vest in full and become exercisable on the Accelerated Vesting Date and shall remain exercisable until the earlier of the (x) end of the three (3) month period following the Date of Termination and (y) the date on which the option to which those shares are subject (whether it be the Option or one of the Additional Options) would otherwise expire.
(ii)    A “Change of Control” shall be deemed to take place if hereafter any “Person” or “group” as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company having the right to vote in the election of directors; or (b) all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than (i) a transaction solely for the purpose of reincorporating the Company or one of its subsidiaries in a different jurisdiction or recapitalizing or reclassifying the Company’s stock; or (ii) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation, provided further that in each of the foregoing cases, the Change of Control also meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective control of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi) or a “a change in the ownership of a substantial portion of the corporation’s assets” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vii).
(iii)    The Company shall promptly reimburse the Executive for the amount of all reasonable attorneys’ fees and expenses incurred by the Executive during the period commencing on the effective date of the Change of Control and ending on the sixth (6th) anniversary of the Date of Termination in seeking to obtain or enforce any right or benefit provided the Executive under this Section 5(g).

(iv)    To the extent that the Enhanced Severance Payment, the other benefits and payments to be provided under Section 5(g)(i), or any other type of benefit or payment made to the Executive or for his benefit by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, the Total Payments shall be reduced so that the maximum value of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, provided that no reduction in the Total Payments shall be made if the net after-tax amount of the Total Payments retained by the Executive after reduction are less than the net-after tax amount of the Total Payments retained by the Executive without any reduction under this Section 5(g)(iv). If the Total Payments are subject to reduction under this Section 5(g)(iv), the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the Enhanced Severance Payment (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of the Option or any Additional Options, then by reducing or eliminating any accelerated vesting of any restricted stock or restricted stock unit awards, and finally by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. Any determination that the Total Payments must be reduced in accordance with Section and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.
(h)    Upon Expiration of the Term. Notwithstanding anything to the contrary herein, unless the parties have elected to extend the Term of this Agreement pursuant to Section 2 hereof, or unless Executive’s employment is earlier terminated otherwise pursuant to Section 5(c) hereof, the Executive’s employment with the Company hereunder shall automatically terminate on the Expiration Date. In the event of a termination of employment upon the expiration of the Term of this Agreement, following the Date of Termination, the Company shall pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company. In addition, the Executive (for the avoidance of doubt, without regard to any mandatory transitional period of employment or notice requirement) shall be entitled to the accelerated vesting and extended exercisability, to the extent applicable, provided under the Retirement Provision, if any, of any equity award held by the Executive and outstanding on the Date of Termination as if the Executive had been a “Qualified Participant” thereunder. The Executive’s right to exercise the Option and any Additional Options in accordance with their terms shall survive the termination of this Agreement. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(h).
(i)    Timing of Payments and Section 409A.

(i)    To the extent that this Agreement provides for the payment of non-qualified deferred compensation benefits in connection with a termination of the Executive’s employment (regardless of the reason for such termination), such termination of the Executive’s employment triggering payment of benefits under the terms of this Agreement must also constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before the Company shall make payment of such benefits. To the extent that termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to the Company or any of its Affiliates or successors at the time his employment terminates), any benefits payable under this Agreement that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 5(i)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay in payment of such benefits until such time as a separation from service occurs.
(ii)    If, at the time of the Executive’s “separation from service” with the Company other than as a result of the Executive’s death: (A) the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and Treas. Regs.§1.409A-1(i)), (B) one or more of the payments or benefits received or to be received by the Executive pursuant to this Agreement would constitute non-qualified deferred compensation subject to Section 409A, and (C) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any amounts otherwise due to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the earlier of (x) the business day following the last day of the sixth month after the month in which the Date of Termination occurs, or if later, the date of the Executive’s separation from service with the Company occurs, and (y) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (x) the business day following the last day of the sixth month after the month in which the Date of Termination occurs, or if later, the Executive’s separation from service with the Company occurs, and (y) the Executive’s death, the Company shall pay the Executive (or his estate) in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under this Agreement.
(iii)    Each installment payment to be provided to the Executive under this Agreement shall be a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i).

6.    Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the Term of this Agreement, termination pursuant to Section 5 or otherwise.
(a)    Payment by the Company of any Final Compensation due to the Executive and provision of any Severance Pay or Enhanced Separation Pay and any other Severance Benefits if due the Executive under the applicable termination provision of Section 5 and any accelerated vesting to which the Executive is entitled under Section 5 shall constitute the entire obligation of the Company to the Executive under this Agreement.
(b)    Except for any right of the Executive and his eligible dependents to continue participation in any medical, dental or vision plan offered by the Company in accordance with applicable law, the Executive’s participation in Employee Benefit Plans of the Company shall terminate pursuant to the terms of each applicable Employee Benefit Plan based on the Date of Termination without regard to Severance Pay, Enhanced Separation Pay or pay for notice period waived or any other payment to the Executive following the Date of Termination.
(c)    Provisions of this Agreement, including without limitation Sections 5(d), 5(f) and 5(h), shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions. Further, the Employee Agreement shall survive the termination of this Agreement and the termination of the Executive’s employment howsoever occurring in accordance with the terms thereof, provided, however, that solely in the event that the Executive resigns his employment for Good Reason in accordance with Section 5(e)(ii)(A) of this Agreement because the Board does not elect the Executive to serve as Chairman following the Effective Date in accordance with Section 3(a) of this Agreement, the Executive shall not be bound by Section 4(a) of the Employee Agreement. The obligation of the Company to make payments of Severance Pay or Enhanced Separation Pay, to provide other Severance Benefits to the Executive under Section 5(d), 5(e) or 5(g) hereof and to provide accelerated vesting under Sections 5(d), 5(e) or 5(g) hereof of the Options, the Additional Options, and any other equity awards, is expressly conditioned on the Executive’s continued full performance of his obligations under the Employee Agreement. For purposes of clarity, if the Executive breaches any obligation under the Employee Agreement on or after the Date of Termination, the Company shall have no further obligation to pay to the Executive the Severance Pay or Enhanced Separation Pay, to provide other Severance Benefits to the Executive under Section 5(d), 5(e) or 5(g) hereof or to provide accelerated vesting under Section 5(d), 5(e) or 5(g) hereof of the Options, the Additional Options, or any other equity awards, and may seek recoupment of any payments or benefits made after such breach. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e) or 5(g), or in the case of payment for notice waived or Options and any Additional Options that remain exercisable following the Date of Termination pursuant to Section 5(f) or (h) hereof, no compensation is earned after termination of employment.
7.    Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the

Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive agrees not to disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a prior employer or other Person without such Person’s consent.
8.    Indemnification. The Company shall indemnify the Executive to the same extent as it indemnifies its other executive officers and members of its Board under its charter or bylaws, as in effect from time to time. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or any of his positions or offices held with the Company or his membership on the Board.
9.    Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)    “Additional Options” means stock options issued by the Company to the Executive other than the Option.
(b)    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.
(c)    “Code” means the United States Internal Revenue Code of the 1986, as amended.
(d)    “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.
(e)    “Equity Plan” means the Vertex Pharmaceuticals Incorporated Amended and Restated 2006 Stock and Option Plan, the Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan, and any successor plan adopted by the Company, in each case, as amended from time to time.
(f)    “Final Compensation” means (i) Base Salary earned during the final payroll period of the Executive’s employment hereunder, through the Date of Termination, but not yet paid, (ii) pay at the rate of the Base Salary for any vacation earned but not used, through the Date of Termination and (iii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 4(f) hereof and Company policies.
(g)    “Final Pro-Rated Bonus” means the sum that results from multiplying the Annual Bonus that the Executive would have earned based upon the Company’s performance for the fiscal year in which the Date of Termination occurs had he continued employment through the last day of the fiscal year, by a fraction, the numerator of which shall be the number of days the Executive was employed during the fiscal year, through the Date of Termination, and the denominator of which shall be 365 (but in no event shall the pro-rated bonus exceed the pro-rated bonus target).
(h)    “Immediate Affiliates” means the Company’s direct and indirect subsidiaries, the Company’s direct and indirect parents and their direct and indirect subsidiaries (exclusive of the Company).
(i)    Except as otherwise expressly provided in Section 5(g)(iii), “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
10.    Clawback. The payment and benefits provided to the Executive under Section 4 of this Agreement, the Severance, Enhanced Severance and other Severance Benefits provided to the Executive under Section 5 of this Agreement, and the Option, any Additional Options, or any other equity award granted to the Executive by the Company shall be subject to and shall be deemed amended hereby to incorporate any policy adopted by the Company requiring the repayment of compensation paid to the Executive.
11.    Stock Ownership and Transfer. The Executive’s ownership and transfer of any shares of the Company’s common stock that he receives in connection with the exercise of the Option or any Additional Options or the satisfaction of the vesting conditions of any other equity award granted to the Executive by the Company shall be subject to and shall be deemed amended hereby to incorporate any policy that: (i) imposes any stock ownership guidelines or rules on the Company’s officers or directors; or (ii) governs the transfer of shares of stock held by employees of the Company, as such policies may exist from time to time.
12.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
13.    Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
14.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business in Boston, Massachusetts, attention of the Senior Vice President of Human Resources with a copy to the Office of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.
17.    Entire Agreement. This Agreement and the Employee Agreement collectively constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment (except for the provisions of the Prior Agreement that expressly survive as provided for herein).
18.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.
19.    Compliance with Section 409A. The provisions of this Agreement are intended to not result in the imposition of additional tax or interest under Section 409A of the Code where applicable, and such provisions shall be interpreted and administered accordingly. If any provision of this Agreement is ambiguous such that one interpretation of the provision would not impose the excise tax under Section 409A and another interpretation of the provision would impose the excise tax under Section 409A, each party intends that this Agreement be interpreted so the excise tax would not be imposed. The Company and the Executive acknowledge that it may be desirable, in view of regulations or other guidance issued under Section 409A, to amend provisions of this Agreement to avoid the acceleration of tax or the imposition of additional tax under Section 409A and that the Company will not unreasonably withhold its consent to any such amendments that in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A for the Executive, and (ii) not adverse to the interests of the Company.
20.    Headings and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21.    Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[Remainder of page intentionally blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	THE EXECUTIVE:

VERTEX PHARMACEUTICALS INCORPORATED

By: /s/ Bruce I. Sachs	/s/ Jeffrey M. Leiden
Bruce I. Sachs	Jeffrey M. Leiden, M.D., Ph.D
Chair, Management Development and Compensation Committee

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance benefits to be provided me in connection with the termination of my employment in accordance with the applicable provision of Section 5 of the amended and restated employment agreement between me and Vertex Pharmaceuticals Incorporated (the “Company”) effective as of _______________, 2016 (the “Agreement”), which are conditioned on my signing this Release of Claims, in addition to my continued compliance with the agreement between me and the Company captioned “Employee Non-Disclosure, Non-Competition and Inventions Agreement” of even date with the Agreement, and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, whether known or unknown, that I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).
Excluded from the scope of this Release of Claims is (i) any claim arising under an applicable provision of Section 5 of the Agreement after the effective date of this Release of Claims, (ii) any right of indemnification or contribution that I have pursuant to the charter or by laws of the Company and (iii) any claim that may not be waived pursuant to applicable law.
Notwithstanding any of the foregoing, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by me or by anyone else on my behalf. Further, nothing in this Release or any other agreement with the Company (i) limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires me to notify Company about such communication.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I have been advised by the Company, as set forth in Section 5(d) of the Agreement, to consult an attorney prior to signing this Release of Claims; that I have had a full and sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, other than those set forth expressly in the Agreement.
I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Senior Vice President of Human Resources of the Company or such other person whom the Board of Directors of the Company may designate and that this Release of Claims shall not take effect until the eighth (8th) calendar day following the date of my signing and then only if I have not revoked it during the preceding seven (7) calendar days.
Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________
Jeffrey M. Leiden, M.D., Ph.D.

Date Signed: ___________________________________________

EXHIBIT B

TERMS APPLICABLE TO CERTAIN RSU AWARDS

All initially capitalized terms used in this Exhibit B, unless separately defined herein, have the meanings set forth in the Agreement. Notwithstanding anything to the contrary contained in the Company’s 2013 Stock and Option Plan (the “Plan”) or in the applicable grant agreement, the following shall apply to any outstanding grant of restricted stock units made to the Executive that is unvested on the Effective Date (the “RSU Awards”):

1.
To the extent that an RSU Award constitutes deferred compensation subject to Section 409A, all references in the RSU Award to a termination of employment, “Termination of Service”, retirement, separation from service and similar or correlative terms (whether or not capitalized or otherwise defined) shall mean a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein) from the Company. For the avoidance of doubt, in furtherance of the foregoing, any amounts that are payable upon a “Termination of Service” (or similar or correlative terms) of the Executive under the RSU Award will occur on the Executive’s “separation from service” from the Company as defined in the previous sentence and a change in the Executive’s form of service (e.g., from employee to non-employee director, consultant or advisor) will be treated as a “Termination of Service” for purposes of the RSU Award if such change in form results in a “separation from service” as so defined. Further, any certification by the Management Development and Compensation Committee required by the terms of an RSU Award shall occur not later than March 15th following the calendar year in which the applicable performance period ends.

2.
The RSU Awards are intended to comply with, or be exempt from, Section 409A and will be construed accordingly. Payments provided under the RSU Awards may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption therefrom and, with respect to any RSU Award that constitutes deferred compensation subject to Section 409A, any discretion that may be exercised by the Company pursuant to the Plan or otherwise shall not be so exercised to the extent the exercise of such discretion would result in adverse tax consequences under Section 409A. In furtherance of the foregoing, to the extent the Executive would be subject to adverse tax consequences under Section 409A as a result of any provision of the Plan or an applicable grant agreement, such provision will be deemed amended to the minimum extent necessary to avoid application of the additional 20% tax under Section 409A and the Company and the Executive agree to execute any amendments reasonably necessary to implement this Exhibit B.

3.
Nothing in Section 5(d)(i)(D) of the Agreement shall alter the time or form of payment of the RSU Awards, which awards shall be settled in accordance with their existing terms as they relate to a termination other than for Cause (or with Good Reason, as applicable), including, to the extent applicable, settlement based on Target Shares (as such term is defined in the applicable grant agreement). If the terms of the RSU Awards do not specify a payment date, such awards shall be settled within thirty (30) days following the applicable vesting or settlement date specified in the award agreement, subject to Section 5(i) of the Agreement.